UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): 06/20/2007

API NANOTRONICS CORP.

(Exact Name of registrant as specified in its charter)

Commission File Number: 000-29429

DE	510388133
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

505 University Avenue, Suite 1400, Toronto, Ontario, Canada	M5G 1X3
(Address of principal executive offices)	(zip code)

(416) 593-6543

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Items to be Included in this Report

Item 5.02

On June 20, 2007, the board of directors of API Nanotronics Corp. (the “Company”) elected Arthur Cape and Jonathan Pollack to be additional directors of the Company. Also at that time, the Company’s board of directors elected Arthur Cape, Jonathan Pollack and Donald Wright, an existing board member, as the members of the board’s Audit Committee with Jonathan Pollack elected to serve as chairman of the Audit Committee. At the same time, Jonathan Pollack and Donald Wright were elected as the members of the board’s Compensation Committee with Donald Wright elected to serve as chairman of the Compensation Committee.

Arthur Cape, age 70, has served the manufacturing industry for over 30 years. Since 1991 he has served as Director of International Sales for Shymac Innovative Marketing, located in Montreal, Canada, and Director of Sales for AJB Continental, located in San Antonio Texas. Shymac Innovative Marketing manufactures brushes and AJB Continental is a distributor of brushes. Mr. Cape also acts as a consultant for several factories in China in the manufacturing and injection molding of plastic articles. Since May 25, 2005, Mr. Cape has served as a director of CECO Environmental Corp. (“CECO”), a provider of air pollution control products. He has also served on the Audit Committee of CECO since such date. He has been active in youth awareness programs and has served on various youth committees in Canada.

Jonathan Pollack, age 36, is the Chief Financial Officer and Corporate Secretary of Kaboose Inc., an online media company servicing the children and family markets that trades on the Toronto Stock Exchange (TSX:KAB). From 2000 to 2005, Mr. Pollack was President of The JMP Group, a strategic and financial advisory firm to numerous private and public companies. Prior thereto, he worked in investment banking in New York. Mr. Pollack is currently a director of Lifebank Corp. (TSX-V:LBK). Mr. Pollack received a Masters of Science in Finance from the London School of Economics and a Bachelors of Commerce from McGill University. He is involved in several philanthropic organizations and is the Vice Chair of Leadership Sinai Board of Directors at the Mt. Sinai Hospital, Toronto, Ontario and is Chair of the Crescent School Foundation, Toronto, Ontario.

In connection with the election on June 20, 2007 of Arthur Cape and Jonathan Pollack to the board of directors of the Company, the Company agreed to pay each of Mr. Cape and Mr. Pollack $10,000 a year, payable quarterly, to serve as directors of the Company. Additionally, the board of directors agreed to pay Mr. Pollack $15,000 per year to serve as the Chairman of the Audit Committee of the Company and agreed to pay Mr. Wright $5,000 per year to serve as the Chairman of the Compensation Committee of the Company. Such additional sums are also payable quarterly.

The Company also entered into a Non-Statutory Stock Option Agreement (“Stock Option Agreement”) dated June 20, 2006, with each of Jonathan Pollack and Arthur Cape, the two newly elected directors of the Company. The Stock Option Agreements grant each of them options to purchase 25,000 shares of the common stock of the Company for an exercise price of $1.615 per share. For each

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Stock Option Agreement, the option vests and becomes exercisable with respect to 8,333 option shares on June 21, 2008, 8,333 option shares on June 21, 2009 and 8,334 option shares on June 21, 2010. The term of the option is ten years.

Item 5.05	Amendments to the Registrant’s Code of Ethics

In connection with the election of Arthur Cape and Jonathan Pollack to the board of directors of the Company and the appointment of directors to the Audit Committee and Compensation Committee, the Company amended and restated its Code of Ethics and adopted charters for the Audit Committee and Compensation Committee of the board of directors of the Company.

The Company’s revised Code of Ethics applies to all of our directors, officers, employees and agents. In addition to the ethical requirements for our senior officers dealing with the Company which were already part of our Code of Ethics, the revised Code of Ethics covers the areas of conflicts of interest, corporate opportunities, gifts, confidential information, insider trading and other areas of ethical concern to the Company in considerable more depth than the previous Code of Ethics.

A copy of the revised Code of Ethics is attached hereto as Exhibit 14.1 and is incorporated by reference in this Item 5.05 in its entirety.

Item 9.01.	Financial Statements and Exhibits.

(c) Exhibits.

14.1 Code of Ethics (filed herewith)

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Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 22, 2007	API NANOTRONICS CORP.

	By:	/s/ Phillip DeZwirek
Phillip DeZwirek
Chief Executive Officer

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